Exhibit 99.1

These financial statements and notes have been prepared internally by the Company’s management, have not been reviewed or audited by the Company’s independent registered public accounting firm, and are subject to change.

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands of U.S. dollars)

	As of September 30, 2023	As of December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$371	$8,366
Accounts receivable, net ($380 and $489 related party as of September 30, 2023 and December 31, 2022, respectively)	380	3,309
Contract assets ($0 and $1,680 related party as of September 30, 2023 and December 31, 2022, respectively)	—	2,692
Inventories	124	407
Deferred transaction costs	—	1,842
Other current assets	130	842
Total current assets	1,005	17,458
Investments and advances to unconsolidated joint ventures	108,162	71,979
Operating lease right-of-use assets ($0 and $709 related party as of September 30, 2023 and December 31, 2022, respectively)	—	1,003
Finance lease right-of-use assets ($0 and $570 related party as of September 30, 2023 and December 31, 2022, respectively)	—	582
Property and equipment, net	17	802
Intangible assets, net	—	8,304
Goodwill	—	11,471
Other non-current assets	502	671
Total assets	$109,686	$112,270

Liabilities and members’ equity
Current liabilities:
Accounts payable	$6,548	$4,626
Accrued expenses and other current liabilities ($735 and $737 related party as of September 30, 2023 and December 31, 2022)	9,475	3,990
Contract liabilities ($0 and $600 related party as of September 30, 2023 and December 31, 2022, respectively)	—	1,296
Current portion of long-term debt ($9,162 and $5,607 related party as of September 30, 2023 and December 31, 2022, respectively)	10,839	7,408
Total current liabilities	26,862	17,320
Operating lease liability, net of current portion ($0 and $675 related party as of September 30, 2023 and December 31, 2022, respectively)	—	849
Long-term debt, net of current portion ($18,048 and $20,124 related party as of September 30, 2023 and December 31, 2022, respectively)	27,125	25,737
Total liabilities	$53,987	$43,906

Commitments and contingencies – Note 10

Members’ equity
Members’ capital (54,587,077 and 54,483,789 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively)	$95,992	$94,201
Accumulated deficit	(38,489)	(24,147)
Accumulated other comprehensive loss	(1,804)	(1,690)
Total members’ equity	$55,699	$68,364
Total liabilities and members’ equity	$109,686	$112,270

See accompanying notes to condensed consolidated financial statements

These financial statements and notes have been prepared internally by the Company’s management, have not been reviewed or audited by the Company’s independent registered public accounting firm, and are subject to change.

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(in thousands of U.S. dollars, except unit and per unit data)

	For the three months ended		For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenue ($391, $2,048, $4,628 and $4,539 related party for the three months ended September 30, 2023 and 2022 and for the nine months ended September 30, 2023 and 2022, respectively)	$1,581	$4,231	$16,097	$12,029
Expenses:
Project design and build expense	722	2,999	10,151	8,074
Selling, general and administrative expense	3,113	2,353	10,500	7,057
Transaction expenses	10,135	3,257	21,648	5,963
Credit loss expense – related party	5,230	—	5,484	—
Research and development expense	349	751	1,251	1,725
Intangible asset impairment loss – Note 4	2,377	—	2,377	—
Depreciation and amortization expense	59	164	1,575	570
Loss from operations	(20,404)	(5,293)	(36,889)	(11,360)
Share of gain (loss) from equity method investments	(1,555)	1,701	(3,690)	1,739
Gain on deconsolidation of FCG	27,402	—	27,402	—
Interest expense	(321)	(327)	(887)	(917)
Interest income	47	—	92	—
Foreign exchange transaction loss	(866)	(1,238)	(396)	(2,485)
Net income (loss) before taxes	4,303	(5,157)	(14,368)	(13,023)
Income tax benefit	7	—	26	—
Net income (loss)	$4,310	$(5,157)	$(14,342)	$(13,023)

Net income (loss) per unit, basic and diluted	$0.08	$(0.10)	$(0.26)	$(0.25)
Weighted average units outstanding, basic and diluted	54,587,077	51,688,504	54,545,837	51,316,121

Comprehensive income (loss):
Net income (loss)	$4,310	$(5,157)	$(14,342)	$(13,023)
Foreign currency translation gain (loss)	405	(3,067)	(114)	(2,614)
Total other comprehensive income (loss)	405	(3,067)	(114)	(2,614)
Total comprehensive income (loss)	$4,715	$(8,224)	$(14,456)	$(15,637)

See accompanying notes to condensed consolidated financial statements

These financial statements and notes have been prepared internally by the Company’s management, have not been reviewed or audited by the Company’s independent registered public accounting firm, and are subject to change.

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands of U.S. dollars)

	For the nine months ended
	September 30, 2023	September 30, 2022
Cash flows from operating activities
Net loss	$(14,342)	$(13,023)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,575	570
Deferred profit on sales to unconsolidated joint ventures	155	348
Foreign exchange transaction loss	372	2,485
Share of loss (gain) from equity method investments	3,690	(1,739)
Gain on deconsolidation of FCG	(27,402)	—
Change in deferred tax assets	(26)	—
Credit loss expense – related party	5,484	—
Intangible asset impairment	2,377	—
Changes in assets and liabilities:
Accounts receivable, net ($(4,952) and $(43) related party for the nine months ended September 30, 2023 and 2022, respectively)	(3,061)	1,648
Other current assets	26	(392)
Inventories	(123)	203
Contract assets ($1,680 and $(827) related party for the nine months ended September 30, 2023 and 2022, respectively)	466	(1,922)
Capitalization of ride media content	(78)	(970)
Deferred transaction costs	1,842	—
Long-term receivable	(1,314)	—
Other non-current assets	66	(182)
Accounts payable	6,494	2,641
Accrued expenses and other current liabilities ($33 and $477 related party for the nine months ended September 30, 2023 and 2022 respectively)	7,507	2,785
Other long-term payables	—	(70)
Contract liabilities ($236 and $(1,643) related party for the nine months ended September 30, 2023 and 2022, respectively)	(129)	(1,744)
Net cash used in operating activities	(16,421)	(9,362)
Cash flows from investing activities
Purchase of property and equipment	(307)	(299)
Cash inflow on deconsolidation of FCG	2,577
Investments and advances to unconsolidated joint ventures	(1,509)	(18,114)
Advances to related party	—	(500)
Principal repayment of related party notes receivable	—	349
Net cash provided by (used in) investing activities	761	(18,564)
Cash flows from financing activities
Principal payment on finance lease obligation	(106)	(65)
Proceeds from related party $7.25 million term loan	—	6,363
Repayment of other related party debt	(222)	(138)
Proceeds from related party $10 million credit facility	10,629	7,230
Repayment of related party $10 million credit facility	(3,153)	—
Repayment of €1.5 million term loan	(299)	(160)
Repayment of €7 million term loan	(954)	(799)
Equity contributions	1,791	16,000
Net cash provided by financing activities	7,686	28,431
Net (decrease) increase in cash and cash equivalents	(7,974)	505
Foreign exchange impact on cash	(21)	(309)
Cash and cash equivalents – beginning of period	8,366	3,091
Cash and cash equivalents at end of period	$371	3,287
Supplemental disclosures:
Cash paid for interest	$653	929
Non-cash activities:
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities (all new operating lease assets and liabilities have been deconsolidated as of July 27, 2023)	$514	226
Finance lease right-of-use assets obtained in exchange for new finance lease liabilities (all new finance lease assets and liabilities have been deconsolidated as of July 27, 2023)	35	—

See accompanying notes to condensed consolidated financial statements

These financial statements and notes have been prepared internally by the Company’s management, have not been reviewed or audited by the Company’s independent registered public accounting firm, and are subject to change.

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (UNAUDITED)
(in thousands of U.S. dollars, except unit data)

	Units	Members’ capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Members’ equity
December 31, 2022	54,483,789	$94,201	$(24,147)	$(1,690)	$68,364
Net loss			(9,850)		(9,850)
Foreign currency translation gain				283	283
March 31, 2023	54,483,789	$94,201	$(33,997)	$(1,407)	$58,797
Net loss			(8,802)		(8,802)
Foreign currency translation loss				(802)	(802)
Units issued	103,288	1,791			1,791
June 30, 2023	54,587,077	$95,992	$(42,799)	$(2,209)	$50,984
Net income			4,310		4,310
Foreign currency translation gain				405	405
September 30, 2023	54,587,077	$95,992	$(38,489)	$(1,804)	$55,699

	Units	Members’ capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Members’ equity
December 31, 2021	51,126,843	$35,992	$(6,719)	$(1,261)	$28,012
Net loss			(3,049)		(3,049)
Foreign currency translation loss				(262)	(262)
March 31, 2022	51,126,843	$35,992	$(9,768)	$(1,523)	$24,701
Net loss			(4,817)		(4,817)
Foreign currency translation gain				715	715
June 30, 2022	51,126,843	$35,992	$(14,585)	$(808)	$20,599
Units issued	922,729	16,000			16,000
Net loss			(5,157)		(5,157)
Foreign currency translation loss				(3,067)	(3,067)
September 30, 2022	52,049,572	$51,992	$(19,742)	$(3,875)	$28,375

See accompanying notes to condensed consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

1.	Description of business and basis of presentation

Falcon’s Beyond Global, LLC (“Falcons” or the “Company”) was formed on April 22, 2021, in the state of Florida, for the purpose of acquiring the outstanding membership units of Katmandu Group, LLC and its subsidiaries (“Katmandu”), Falcon’s Treehouse, LLC and its subsidiaries (“Treehouse”) and Falcon’s Treehouse National, LLC (“National”). On April 30, 2021, The Magpuri Revocable Trust, owners of Treehouse and National, and Katmandu Collections, LLLP, (“Collections”) owners of Katmandu, entered into a consolidation agreement, whereby The Magpuri Revocable Trust contributed 100% of its ownership interests in Treehouse and National in exchange for 33.33% of the membership interests of Falcons, and Collections contributed 100% of its ownership in Katmandu in exchange for 66.67% of the membership interests of Falcons. In June 2022, Katmandu Collections, LLLP was renamed Infinite Acquisitions, LLLP (“Infinite Acquisitions”).

The Company prepared these condensed consolidated financial statements in accordance with U.S. generally accepted accounting principles (“US GAAP”) for interim financial information. They do not include all of the information and notes required by US GAAP for complete financial statements.

In the opinion of management, these condensed consolidated financial statements reflect all adjustments that are of a normal, recurring nature necessary for a fair presentation of our results of operations, financial condition, and cash flows for the interim periods presented. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Our actual results may differ materially from these estimates. Accounting policies subject to estimates include, but are not limited to, inputs used to recognize revenue over time, inventory valuation, deferred tax valuation allowances, the valuation and impairment testing of investments in unconsolidated joint ventures, fair value of intangible assets resulting from business combinations, and the impairment testing of goodwill and other long-lived assets. We eliminate intercompany balances and transactions in consolidation.

The results of operations for the interim periods presented are not necessarily indicative of results to be expected for the full year or future periods and do not reflect the effects of the closing of the Business Combination (as defined below in Note 13 – Subsequent events). These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended December 31, 2022 and 2021.

The Company is engaged in expanding its physical operations through its unconsolidated joint ventures, developing new product offerings, raising capital and recruiting personnel. The Company has incurred a loss from operations of $36.9  million for the nine months ended September 30, 2023, accumulated deficit of $38.5  million as of September 30, 2023, and negative cash flows from operating activities of $16.4  million for the nine months ended September 30, 2023. Accordingly, the Company performed an evaluation of its ability to continue as a going concern through at least twelve months from the date of the issuance of these condensed consolidated financial statements under Accounting Standards Codification (“ASC”) 205-40, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”.

The Company has committed to fund its share of additional investment in its unconsolidated joint venture, Sierra Parima S.A.S. (“Sierra Parima”), for the purpose of operating the Katmandu Park and Entertainment Center located in Punta Cana, Dominican Republic and unconsolidated joint venture, Karnival TP-AQ Holdings Limited (“Karnival”), for the purpose of constructing the VAquarium Entertainment Centers in the People’s Republic of China. See Note 10 — Commitments and contingencies. On July 27, 2023, Falcon’s Creative Group LLC (“FCG”), a wholly owned subsidiary of the Company, received a net closing payment from Qiddiya Investment Company (“QIC”), on behalf QIC Delaware, Inc., of $17.0 million ($17.5 million payment, net of $0.5 million in reimbursements relating to due diligence fees incurred by Qiddiya.) The remaining $12.0 million of the $30.0 million investment is being held by QIC and will be released upon the establishment of an employee retention and attraction incentive program. These funds are to be used exclusively by FCG to fund its operations and growth and cannot be used to satisfy the commitments of other segments.

The Company’s development plans, and investments have been funded by a combination of debt and committed equity contributions from its members, and the Company is reliant upon its members for obtaining additional financing through debt or equity raises to fund its working capital needs, contractual commitments, and expansion plans. As of September 30, 2023 the Company has incurred material amounts of expenses in relation to its external advisors, accountants and legal costs in relation to its Form S-4 filings. See Note 13 – Subsequent events. The Company has a working capital deficiency of $(24.0) million as of September 30, 2023. Additionally, the Company has $10.8 million in debt that is maturing in the next 12 months. The Company does not currently have sufficient cash or liquidity to pay liabilities that are owed or are maturing at this time. See Note 13 – Subsequent events. There can be no assurance that the additional capital or financing raises, if completed, will provide the necessary funding for the next twelve months from the date these condensed consolidated financial statements will be issued. If adequate funds are not available to the Company on a timely basis the Company may be required to delay, limit, reduce or terminate certain commercial efforts or expansion strategies. These factors raise a substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Nature of Operations

The Company provides a full range of theme park design, master planning and experiential technologies for customers in the entertainment and attraction industry through its Falcon’s Creative Group reportable segment and develops and co-owns resort and theme park attractions through its Destinations Operations, Producciones de Parques, S.L. (“PDP”) and Sierra Parima reportable segments. The Company also provides story-driven digital entertainment content and consumer merchandise through its Falcon’s Beyond Brands reportable segment. See Note 11 — Segment information and Note 5 — Investments and advances to unconsolidated joint ventures.

Deconsolidation of Falcon’s Creative Group LLC

On July 27, 2023, pursuant to the Subscription Agreement by and between FCG and QIC Delaware, Inc., (the “Subscription Agreement”), QIC Delaware, Inc., a Delaware corporation and an affiliate of QIC, invested $30.0 million in FCG (“Strategic Investment”). Following the closing of the Subscription Agreement, FCG now has two members: QIC, holding 25% of the equity interest in the form of preferred units, and the Company, holding the remaining 75% of the equity interest in the form of common units. In connection with the Strategic Investment, FCG amended and restated its limited liability company agreement (“LLCA”) to include QIC as a member and to provide QIC with certain consent, priority and preemptive rights; and the Company and FCG entered into an intercompany service agreement and a license agreement. Upon the closing of the Subscription Agreement, FCG received a closing payment of $17.5 million (net of $0.5 million in reimbursements). The remaining $12 million of the $30 million investment is being held by QIC and will be released to FCG upon the establishment of an employee retention and attraction incentive program that incentivizes employees of FCG and its subsidiaries.

The LLCA contains contractual provisions regarding the distribution of FCG’s income or loss. Pursuant to these provisions, QIC is entitled to a redemption amount of the initial $30.0 million investment plus a 9% annual compounding preferred return. As a result, QIC does not absorb losses from FCG that would cause its investment to drop below this redemption amount and any losses not absorbed by QIC are fully allocated to the Company.

The LLCA grants QIC the right to block or participate in certain significant operating and capital decisions of FCG, including the approval of FCG’s budget and business plan, strategic investments, and incurring additional debt, among others. These rights allow QIC to effectively participate in significant financial and operating decisions of FCG that are made in FCG’s ordinary course of business. As such, as of July 27, 2023 the Company does not have a controlling financial interest since QIC has the substantive right to participate in FCG’s business decisions. Therefore, FCG is deconsolidated and accounted for as an equity method investment in the Company’s condensed consolidated financial statements. As a result of the deconsolidation of FCG, the Company received cash of approximately $4.4 million to settle outstanding intercompany receivable balances.

As of September 30, 2023 the assets and liabilities of FCG, including goodwill which comprised total goodwill balance of the Company, are no longer included within the Company’s condensed consolidated balance sheet.

See Note 5 – Investments and advances to unconsolidated joint ventures for the Company’s recognition of its retained investment in FCG. The Company’s retained interest in FCG will continue to be presented separately as a reportable segment in Note 11 – Segment Information.

2.	Summary of significant accounting policies

Concentration of revenue and credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of Cash and cash equivalents and Accounts receivable, net. The Company places its Cash and cash equivalents with financial institutions of high credit quality. At times, such amounts exceed federally insured limits. Management believes that no significant concentration of credit risk exists with respect to these cash balances because of its assessment of the creditworthiness and financial viability of the respective financial institutions.

The Company provides credit to its customers located both inside and outside the United States in the normal course. Receivables are presented net of an allowance for credit losses based on the Company’s assessment of the collectability of customer accounts. The Company maintains an allowance that provides for an adequate reserve to cover estimated losses on receivables as well as contract assets. The Company determines the adequacy of the allowance by estimating the probability of loss based on the Company’s historical credit loss experience and taking into consideration current market conditions and supportable forecasts that affect the collectability of the reported amount. The Company regularly evaluates receivable and contract asset balances considering factors such as the customer’s credit worthiness, historical payment experience and the age of the outstanding balance. Changes to expected credit losses during the period are included in Credit loss expense – related party in the Company’s condensed consolidated statements of operations and comprehensive income (loss). After concluding that a reserved accounts receivable is no longer collectible, the Company reduces both the gross receivable and the allowance for credit losses.

The Falcon’s Creative Group segment has significant revenue concentration associated with a few customers. As of July 27, 2023 FCG was deconsolidated and accounted for as an equity method investment in the Company’s condensed consolidated financial statements. The Falcon’s Creative Group segment is now comprised of the Company’s retained equity method investment in FCG. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation and Note 5 - Investments and advances to unconsolidated joint ventures.

The Company had two customers with revenue greater than 10% of total revenue for the three months ended September 30, 2023, approximately $1.2 million (74% of total revenue) for one customer and $0.3 million (18% of total revenue) for the second customer, and two customers with revenue greater than 10% of total revenue for the three months ended September 30, 2022, approximately $2.1 million (50% of total revenue) for one customer and $1.7 million (40% of total revenue) for the second customer. The Company had two customers with revenue greater than 10% of total revenue for the nine months ended September 30, 2023 and 2022, approximately $11.1 million (69% of total revenue) and $6.6 million (55% of total revenue) for one customer and $3.6 million (22% of total revenue) and $4.1 million (35% of total revenue) for the second customer, respectively.

Accounts receivable balance for the two customers with greater than 10% of revenue for the year ended December 31, 2022 totaled $2.6 million (77% of total Accounts receivable) as of December 31, 2022.

Although the Company believes it maintains strong relationships with each customer, if any of these customers where there is a concentration of revenue were to move their business elsewhere it would have an adverse effect on the Company’s profitability, particularly the profitability of FCG.

Digital media license revenue

The Company enters into contracts with its customers to license the right to use digital ride media content (“RMC”) for a fixed fee. Revenue is recognized based on this amount at the point-in-time when the license is transferred to the customer. See Note 8 — Related party transactions.

Deferred transaction costs

Costs incurred in connection with preparation for the business combination were previously deferred on the balance sheet as of June 30, 2023. However, all transaction costs, including the balance previously deferred on the balance sheet as of June 30, 2023, have been expensed as of September 30, 2023 and are included in Transaction expenses, along with the transaction expenses previously including within Selling, general and administrative expense. Transaction expense is now stated separately in the condensed consolidated statements of operations and comprehensive income (loss). See Note 13 – Subsequent events.

Ride Media Content

RMC consists of themed audio and visual content following a storyline that is displayed to guests while in the queue and during the ride. The same RMC can be deployed on rides of a similar nature. The Company earns a fixed annual fee for licensing the right to use the RMC to customers.

In accordance with ASC 926-20, “Other Assets—Film Costs [Entertainment—Films]” (“ASC 926”), the Company capitalizes costs to produce the RMC, including direct production costs and production overhead. The RMC is expected to be predominantly monetized individually, as the RMC is not expected to be monetized with other films or license agreements. The predominant monetization strategy is determined when capitalization of production costs commences and is reassessed if there is a significant change to the expected future monetization strategy.

For RMC that is predominantly monetized on an individual basis, the Company uses a computation method to amortize capitalized production costs on the ratio of the RMC’s current period revenues to its estimated remaining ultimate revenue (i.e., the total revenue to be earned in the RMC’s remaining life cycle.) The RMC is typically licensed for a 10-year period with a fixed annual fee. Amortization begins when the RMC is first deployed and starts generating revenue.

Unamortized RMC costs are tested for impairment whenever events or changes in circumstances indicate that the fair value of the RMC may be less than its unamortized costs. If the carrying value of an individual RMC exceeds the estimated fair value, an impairment charge will be recorded in the amount of the difference. For content that is predominately monetized individually, the Company utilizes estimates including ultimate revenues and additional costs to be incurred (including marketing and distribution costs), in order to determine whether the carrying value of the RMC is impaired. The full value of the Company’s RMC asset has been impaired as of September 30, 2023. See Note 4 –Intangible assets, net.

Owned RMC is presented as a noncurrent asset within Intangible assets, net. Amortization of RMC assets is primarily included in Depreciation and amortization expense in the consolidated Statements of Operations and Comprehensive (Income) Loss.

Investments and advances to unconsolidated joint ventures

The Company uses the equity method to account for investments in corporate joint ventures when we have the ability to exercise significant influence over the operating decisions of the joint venture. Such investments are initially recorded at cost and subsequently adjusted for our proportionate share of the net earnings or loss of the investee, which is reported in Share of (gain) loss from equity method investments in the consolidated Statements of Operations and Comprehensive (Income) Loss. Dividends received, if any, from these joint ventures reduce the carrying amount of our investment.

The Company monitors the equity method investments for impairment and records reductions in their carrying value if the carrying amount of an investment exceeds its fair value. An impairment charge is recorded when such impairment is deemed to be other-than-temporary. To determine whether an impairment is other-than-temporary, we consider our ability and intent to hold the investment until the carrying amount is fully recovered.

The recent financial performance of Sierra Parima’s Katmandu Park has been below management’s expectations. Unsuccessful operational and marketing improvement efforts could lead to potential impairment of the Company’s equity method investment in Sierra Parima.

Recently issued accounting standards

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments” (“ASC 326”). This standard amends several aspects of the measurement of credit losses on condensed consolidated financial statements, including trade receivables. The standard replaces the existing incurred credit loss model with the Current Expected Credit Losses (“CECL”) model and amends certain aspects of accounting for purchased financial assets with deterioration in credit quality since origination. Under CECL, the allowance for losses for financial assets that are measured at amortized costs reflect management’s estimate of credit losses over the remaining expected life of the financial assets, based on historical experience, current conditions and forecasts that affect the collectability of the reported amount. The standard is effective for the Company for financial statement periods beginning after December 15, 2022. The Company adopted this standard for its consolidated financial statements for the fiscal year beginning on January 1, 2023. The adoption did not have a material impact on our financial statements. See updates to Concentration of revenue and credit risk policy above for updates to our significant accounting policies impacted by our adoption of ASC 326.

3.	Revenue

As of July 27, 2023, FCG was deconsolidated and accounted for as an equity method investment in the Company’s condensed consolidated financial statements. The condensed consolidated statement of operations and comprehensive income therefore includes approximately one month of activity related to FCG prior to deconsolidation in the three months ended September 30, 2023 and approximately seven months of activity related to FCG prior to deconsolidation in the nine months ended September 30, 2023. As of September 30, 2023 the assets and liabilities of FCG are no longer included within the Company’s condensed consolidated balance sheet. Prior to deconsolidation, FCG’s operations generated a majority of the Company’s consolidated revenue and contract asset and liability balances. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation.

Disaggregated components of revenue for the Company for the three months ended September 30, 2023 and 2022 and the nine months ended September 30, 2023 and 2022 are as follows:

	For the three months ended September 30			For the nine months ended September 30
	2023		2022	2023	2022
Services transferred over time:
Design and project management services		$1,070	$2,496	$10,555	$7,890
Media production services		196	53	1,773	340
Attraction hardware and turnkey sales		39	1,452	2,052	3,504
Other		276	230	386	295
Total revenue from services transferred over time		$1,581	$4,231	$14,766	$12,029
Services transferred at a point in time:
Digital media licenses		$—	$—	$1,331	$—
Total revenue from services transferred at a point in time	$		$—	$1,331	$—
Total revenue		$1,581	$4,231	$16,097	$12,029

Starting in March 2023 and continuing through the nine months ended September 30, 2023, the Company licensed the right to use RMC to Sierra Parima. See Note 2 – Summary of significant accounting policies and Note 8 — Related party transactions for further discussion.

Total related party revenues from services provided to our unconsolidated joint ventures were $0.4 million and $2.0 million for the three months ended September 30, 2023 and 2022, respectively, and $4.6 million and $4.5 million for the nine months ended September 30, 2023 and 2022, respectively.

The following tables present the components of our Accounts receivable and Contract balances:

	As of September 30, 2023
	Related party	Other	Total
Accounts receivable, net – current	$380	—	$380

	As of December 31, 2022
	Related party	Other	Total
Accounts receivable, net – current	$489	$2,820	$3,309
Contract assets	1,680	1,012	2,692
Contract liabilities	(600)	(696)	(1,296)

Revenue recognized for the nine months ended September 30, 2023 that was included in the contract liability balance as of December 31, 2022 was $1.2 million. Revenue recognized for the nine months ended September 30, 2022 that was included in the contract liability balance as of December 31, 2021 was $2.4 million.

Geographic information

The Company has contracts with customers located in the United States, Caribbean, Saudi Arabia, Hong Kong, Canada, and Spain. The following table presents revenues based on the geographic location of the Company’s customer contracts:

	For the three months ended September 30		For the nine months ended September 30
	2023	2022	2023	2022
Saudi Arabia	$1,197	$2,179	$11,358	$7,173
Caribbean	(4)	1,620	3,598	3,853
USA	(9)	5	108	67
Hong Kong	116	110	635	110
Other	281	317	398	826
Total revenue	$1,581	$4,231	$16,097	$12,029

4.	Intangible assets, net

The following table presents the Company’s intangible assets:

	Customer Relationships	Tradenames and Trademarks	Developed Technology	Ride Media Content	Total
Cost:
As of December 31, 2022	$1,100	$2,800	$1,500	$3,479	$8,879
As of June 30, 2023	$1,100	$2,800	$1,500	$3,557	$8,957
Deconsolidation of FCG	$1,100	$2,800	$1,500	$—	$5,400
As of September 30, 2023	$—	$—	$—	$3,557	$3,557

Accumulated amortization and impairment:
As of December 31, 2022	$183	$225	$167	$—	$575
Amortization expense	$55	$68	$50	$1,180	$1,353
As of June 30, 2023	$238	$293	$217	$1,180	$1,928
Amortization expense	$28	$33	$25	$—	$86
Impairment	$—	$—	$—	$2,377	$2,377
Deconsolidation of FCG	266	326	242	—	$834
As of September 30, 2023	$—	$—	$—	$3,557	$3,557

Carrying Amount:
As of December 31, 2022	$917	$2,575	$1,333	$3,479	$8,304
As of June 30, 2023	$862	$2,507	$1,283	$2,377	$7,029
As of September 30, 2023	$—	$—	$—	$—	$—

As of September 30, 2023 the assets and liabilities of FCG are no longer included within the Company’s condensed consolidated balance sheet. FCG’s deconsolidated assets include customer relationships, trademarks and tradenames, and developed technology.

Intangible asset amortization was less than $0.1 million for the three months ended September 30, 2022, and $0.3 million for the nine months ended September 30, 2022.

The Company assessed impairment indicators in accordance with ASC 926, “Entertainment – Films” and determined that there has been a significant decrease in the amount of expected ultimate revenue to be recognized from the ride media content asset. Development plans for future parks, where this RMC would have been deployed, have been deferred indefinitely until which time the Company can evaluate the funding required to develop these parks. These circumstances indicate that the fair value may be less than the unamortized cost of the ride media content. As significant uncertainty exists as to when capital may be available to commit to these future projects, the Company could not reasonably project any future cash flows from the RMC intangible asset, and its value has been fully impaired as of September 30, 2023.

5.	Investments and advances to unconsolidated joint ventures

The Company accounts for its investments in unconsolidated joint ventures using the equity method of accounting. The Company’s joint ventures are as follows:

i)	See Deconsolidation of Falcon’s Creative Group, LLC under Note 1 – Description of business and basis of presentation for a discussion of the terms of the Strategic Investment which required the deconsolidation of FCG. As of July 27, 2023, FCG was deconsolidated and accounted for as an equity method investment in the Company’s condensed consolidated financial statements. As of July 27, 2023, the Company reflected the investment in FCG at fair value, which was determined to be $39.1 million.

Gain on deconsolidation

In accordance with ASC 810, “Consolidation”, the Company estimated the fair value of the retained investment in FCG at the date of deconsolidation. The fair value of the Company’s retained interest was valued using an option pricing model considering the terms of each class of FCG’s equity securities. The equity value that was allocated between the Preferred Units and the Common Stock was calibrated such that the Preferred Units’ allocated value was equal to the purchase price of $30.0 million. The fair value of the Company’s retained investment was estimated to be $39.1 million. As result, the Company recognized a gain of $27.4 million on the deconsolidation of FCG, presented as Gain on deconsolidation in the Company’s condensed consolidated statement of operations. The gain recognized on deconsolidation is the difference between the estimated fair value of the Company’s retained investment in FCG and the carrying value of FCG’s net assets.

In accordance with ASC 323, “Investments”, and ASC 805, “Business Combinations”, the Company applied the acquisition method of accounting to the identifiable assets and liabilities of FCG, which have been measured at estimated fair values as of the deconsolidation date.

FCG’s assets and liabilities were measured at estimated fair values as of July 27, 2023. Management concluded that the carrying value of FCG’s tangible assets and liabilities approximated fair value. The Company estimated the fair value of FCG’s intangible assets primarily using Level 3 inputs. Estimates of fair value represent management’s best estimate of assumptions about future events and uncertainties, including significant judgments related to future cash flows, discount rates, competitive trends, margin and revenue growth assumptions. Inputs used were generally obtained from historical data supplemented by current and anticipated market conditions and growth rates.

The Company determined that on the date of deconsolidation, there was a difference between the fair value of its retained investment in FCG and the Company’s proportional interest in the equity of FCG. This equity method basis difference was comprised of customer relationships, tradenames and trademarks and developed technology.

Tradenames and trademarks and Developed technology fair values were determined using the relief from royalty method, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used was determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital and weighted average return on assets.

Customer relationships represent the existing relationships with FCG’s customers. The fair value was determined using a multi-period excess earnings method which involves isolating the net earnings attributable to the asset being measured based on the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life.

Other tangible assets were valued at the existing carrying values as they approximated the estimated fair value of those items at the deconsolidation date and did not result in a basis difference.

Summarized financial results are presented for the period beginning July 28, 2023 and ended September 30, 2023, the period the Company accounts for FCG as an equity method investment, are presented below.

ii)	PDP is an unconsolidated joint venture with Meliá Hotels International, S.A. (“Meliá Group”) for the development and operation of hotel resorts and theme parks. The Company has 50% voting rights and shares 50% of profits and losses in this joint venture. PDP operates a hotel resort and theme park located in Mallorca, Spain and a hotel located at Tenerife in the Canary Islands.

iii)	Sierra Parima is an unconsolidated joint venture with Meliá Group for the development and operation of hotel resorts and theme parks. The Company has 50% voting rights and shares 50% of profits and losses in this joint venture. Sierra Parima has one theme park now open to the public in Punta Cana in the Dominican Republic. The Company has concluded that Sierra Parima is a variable interest entity (“VIE”), that the Company does not have the power to direct the activities that most significantly impact the economic performance of Sierra Parima, as such decisions are taken by the unanimous consent of the representatives of the joint venture partners. The Company, therefore, does not consolidate Sierra Parima and accounts for the investment as an equity method investment. The Company advanced $33.3 million and is committed to provide additional funding up to $4.2 million to Sierra Parima as of September 30, 2023, to partially fund remaining outstanding construction costs as well as working capital of the theme park. These advances are non-interest-bearing and no repayment terms have been established. The advances provided to Sierra Parima are accounted for as investments and classified within Investments and advances to unconsolidated joint ventures. There are no other liquidity arrangements, guarantees or other financial commitments between the Company and Sierra Parima. Therefore, the Company’s maximum risk of financial loss is the investment balance and remaining unfunded capital commitment of $4.2 million as of September 30, 2023.

iv)

On November 2, 2021, the Company entered into a joint venture agreement to acquire a 50% interest in Karnival TP-AQ Holdings Limited (“Karnival”), a joint venture established with Raging Power Limited. The purpose of the joint venture is to hold ownership interests in entities developing and operating amusement centers located in the People’s Republic of China. The first location is currently under development in Hong Kong. The Company has concluded that Karnival is a VIE, that the Company does not have the power to direct the activities that most significantly impact the economic performance of Karnival, as such decisions are taken by the unanimous consent of the representatives of the joint venture partners. The Company, therefore, does not consolidate Karnival and accounts for the investment as an equity method investment. The Company and its joint venture partner are committed to funding non-interest-bearing advances of $9.0 million (HKD 69.7 million) each, over a two-year period. As of September 30, 2023, the Company had funded $6.6 million (HKD 51.0 million). These advances are repayable to the joint venture partners based on a percentage of gross revenues from operations commencing from the first year of operations. The advances provided to Karnival are accounted for as investments and classified within Investments and advances to unconsolidated joint ventures. There are no other liquidity arrangements, guarantees or other financial commitments between the Company and Karnival. Therefore, the Company’s maximum risk of financial loss is the investment balance and remaining unfunded capital commitment of $2.4 million (HKD 18.7 million) as of September 30, 2023.

Investments and advances to unconsolidated joint ventures as of September 30, 2023 and December 31, 2022 consisted of the following:

	As of
	September 30, 2023	December 31, 2022
FCG	$37,476	$—
PDP	25,262	23,688
Sierra Parima	38,656	41,735
Karnival	6,768	6,556
	$108,162	$71,979

The Company’s Share of gain or (loss) from equity method investments for the three and nine months ended September 30, 2023 and 2022 comprised of:

	For the three months ended September 30		For the nine months ended September 30
	2023	2022	2023	2022
FCG(1)	$(1,598)	$—	$(1,598)	$—
PDP	1,527	1,964	1,902	2,315
Sierra Parima	(1,616)	(263)	(4,254)	(576)
Karnival	132	—	260	—
	$(1,555)	$1,701	$(3,690)	$1,739

(1)	The share of loss from the Company’s equity method investment in FCG is subsequent to FCG’s deconsolidation on July 27, 2023.

The following tables provide summarized statements of operations for the Company’s unconsolidated joint ventures:

	For the three months ended September 30
	2023			2022
	FCG(2)	PDP(1)	Sierra Parima	PDP(1)	Sierra Parima
Total revenues	$3,270	$15,830	$792	$13,588	$46
Income (loss) from operations	(1,045)	4,648	(2,808)	3,288	(607)
Net income (loss)	(1,044)	3,055	(2,825)	3,929	(527)

(1)	The PDP summarized statement of operations for the three months ended September 30, 2023 and 2022 was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of approximately €1 to 1.0826 USD and €1 to 1.0016 USD, respectively.

(2)	The summarized results of FCG disclosed above are subsequent to FCG’s deconsolidation on July 27, 2023.

	For the nine months ended September 30
	2023			2022
	FCG(2)	PDP(1)	Sierra Parima	PDP(1)	Sierra Parima
Total revenues	$3,270	$32,600	$2,017	$26,541	$196
Income (loss) from operations	(1,045)	5,986	(8,031)	2,486	(1,233)
Net income (loss)	(1,044)	3,805	(8,098)	4,631	(1,153)

(1)	The PDP summarized statement of operations for the nine months ended September 30, 2023 and 2022 was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of €1 to 1.0815 USD and €1 to 1.0585 USD, respectively.

(2)	The summarized results of FCG disclosed above are subsequent to FCG’s deconsolidation on July 27, 2023.

The results of operations for Karnival for the three and nine months ended September 30, 2023 and 2022 were not material for the periods presented and, as such, not included in the tables above.

6.	Accrued expenses and other current liabilities

The Company’s Accrued expenses and other current liabilities consist of the following:

	As of
	September 30, 2023	December 31, 2022
Audit and professional fees	$7,271	$1,101
Accrued payroll and related expenses	1,390	781
Accrued interest	602	405
Other	212	639
Project related accruals	—	888
Operating lease liabilities, current portion	—	156
Accrued insurance premiums	—	20
	$9,475	$3,990

Accrued expenses and other current liabilities with related parties was $0.7 million and $0.7 million as of September 30, 2023 and December 31, 2022 respectively.

7.	Long-term debt and borrowing arrangements

The Company’s indebtedness as of September 30, 2023 and December 31, 2022 consisted of the following:

	As of September 30, 2023		As of December 31, 2022
	Amount	Interest Rate	Amount	Interest Rate
€2.5 million revolving credit arrangement – related party (due December 2023)	$2,066	3.00%	$2,090	3.00%
$10 million revolving credit arrangement –(due December 2026) ($3,355 and $629 outstanding with related party as of September 30, 2023 and December 31, 2022, respectively)	8,105	2.75%	629	2.75%
€1.5 million term loan (due April 2026)	1,036	1.70%	1,344	1.70%
$12.785 million term loan – related party (due December 2026)	12,785	2.75%	12,786	2.75%
€7 million term loan (due April 2027)	4,969	6.00%	5,972	2.88%
$7.25 million term loan – related party (due December 2027)	7,250	3.75%	7,250	3.75%
$1.975 million term loan – related party (due December 2029)	1,753	3.00%	1,975	3.00%
Finance leases	—	—%	1,099	6.39%
	37,964		33,145
Less: Current portion of long-term debt	10,839		7,408
	$27,125		$25,737

The Company’s outstanding debt as of September 30, 2023 matures as follows:

Within 1 year	$10,839
Between 1 and 2 years	6,971
Between 2 and 3 years	7,053
Between 3 and 4 years	11,971
Between 4 and 5 years	789
Thereafter	341
Total	$37,964

As of September 30, 2023, the remaining commitment available under the Company’s related party revolving credit arrangements was the following:

Available Capacity
€ 2.5 million revolving credit arrangement (due December 2023)	$577
$10 million revolving credit arrangement (due December 2026)	1,895
$2,472

During the period between December 31, 2022 and September 30, 2023, there was no new debt issued. See Note 8 — Related party transactions for discussion related to the $10 million revolving credit arrangement with Infinite Acquisitions. In addition, the remaining amounts related to the $10 million revolving credit arrangement, 2.5 million euro revolving credit arrangement, and the $1.975 million term loan were converted to equity subsequent to September 30, 2023. See Note 13 – Subsequent events.

8.	Related party transactions

Accrued expenses and other current liabilities

In July 2022, PDP advanced the Company 0.4 million euro, repayable within one year of issuance and non-interest bearing.

Accounts payable

The Company reimburses certain audit and professional fees on behalf of PDP and Sierra Parima. There were $1.4 million and $0.7 million unpaid audit and professional fees as of September 30, 2023 and December 31, 2022. The Company incurred expenses related to these audit fees of $0.1 million and $1.4 million for the three and nine months ended September 30, 2023, respectively. The Company incurred expenses related to these audit fees of $0.3 million and $0.5 million for the three and nine months ended September 30, 2022, respectively.

Long-term debt

The Company has various long-term debt instruments with Infinite Acquisitions with accrued interest of $0.6 million and $0.4 million as of September 30, 2023 and December 31, 2022, respectively related to these loans. These balances are included within Accrued expenses and other current liabilities on the condensed consolidated balance sheets.

On June 23, 2023, the Company entered into an amendment to the credit agreement dated December 30, 2021 with Infinite Acquisitions (as so amended, the “Credit Agreement”), pursuant to which (i) Falcon’s Beyond Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Company which was formerly known as Palm Holdco, Inc. (“Pubco”) joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed to transfer, in its sole discretion, $4.8 million, a portion of the amounts due to Infinite Acquisitions under the $10 million revolving credit facility to Infinite Acquisition’s equity holders, which are not related parties to the Company (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”) and (iii) Pubco, the Company and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause Pubco to exchange such Debt Transferee’s Transferred Debt for a number of shares of Pubco Series A Preferred Stock (“Exchange Right”) calculated based on an exchange price equal to the fair value of the Pubco Series A Preferred Stock at the time of the exchange. Management determined the fair value of the Exchange Right is substantially equivalent to the cash redemption; therefore, there was no gain or loss recognized during the three and nine months ended September 30, 2023. The exchange occurred at the acquisition merger close, which is the date Palm Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco, merged into the Company. See Note 13 – Subsequent events.

Services provided to unconsolidated joint ventures

FCG has been contracted for various design, master planning, attraction design, hardware sales and commercial services for themed entertainment offerings by the Company’s unconsolidated joint ventures. As of July 27, 2023 FCG has been deconsolidated and is also now accounted for as an equity method investment. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation. Destinations Operations recognizes management and incentive fees from the Company’s unconsolidated joint ventures. Refer to Note 3 — Revenue for amounts recognized during the three and nine months ended September 30, 2023 and 2022.

Intercompany service agreement between FCG and the Company

In conjunction with the closing of the Subscription Agreement described in Note 1 - Description of business and basis of presentation, an intercompany services agreement was established between FCG and the Company. No balances are outstanding on this intercompany service agreement as of September 30, 2023.

FCG also provides marketing, R&D, and other services to FBG. FBG currently owes $0.2 million to FCG related to these services as of September 30, 2023. FBG has also incurred reimbursable costs on behalf of FCG subsequent to July 27, 2023. FBG has $0.4 in accounts receivable from FCG related to these reimbursable costs as of September 30, 2023.

Digital media license revenue and related receivable with unconsolidated joint venture

During March 2023, the Company licensed the right to use digital ride media content to Sierra Parima. The Company recognized digital media license revenue of $0 and $1.5 million for the three and nine months ended September 30, 2023, respectively, and interest income of less than $0.1, and $0.1 million for the three and nine months ended September 30, 2023. See Note 2 – Summary of significant accounting policies.

Expected credit loss on receivables from unconsolidated joint venture

During the quarter ended September 30, 2023, the Company revised its estimated expected credit loss on all receivables from Sierra Parima. Katmandu Park’s recent financial performance has been below management’s expectations. As a result, Sierra Parima is currently preserving cash for use in its operations. Based on this evaluation of Sierra Parima’s credit characteristics, the expected credit loss reserve was increased by $5.2 million to $5.5 million as of September 30, 2023 which represents the Company’s estimate of expected credit losses over the contractual life of each receivable. This loss reserve now offsets all receivables from Sierra Parima as of September 30, 2023. A portion of these reserved receivables was removed from the Company’s balance sheet with the deconsolidation of FCG.

The Company will continue to periodically evaluate these estimates to determine if additional reserves are needed. See Note 2 — Summary of significant accounting policies. See Note 1 – Description of business and basis of presentation for further discussion.

The allowance for credit loss activity for the three and nine months ended September 30, 2023 and 2022 was as follows:

	For the three months ended September 30		For the nine months ended September 30
	2023	2022	2023	2022
Beginning balance	$254	$—	$—	$—
Credit loss expense	5,230	—	5,484	—
Balance deconsolidated with FCG	(3,878)	—	(3,878)	—
Ending balance	$1,606	$—	$1,606	$—

Advance to Meliá Group

In January 2022, the Company advanced $0.5 million to Meliá Group to be used by Meliá as an earnest money deposit for a potential land acquisition in Playa del Carmen intended for the site of a future hotel and entertainment development. The advance is non-interest bearing and has been classified in Other non-current assets.

Subscription agreement with Infinite Acquisitions

On May 10, 2023, the Company entered into a subscription agreement to receive $20 million from Infinite Acquisitions in exchange for membership units of the Company. The Company had not yet received the funds as of September 30, 2023. There can be no assurances that such funding will be provided by Infinite Acquisitions until such time cash is received. See Note 13 – Subsequent events.

9.	Income taxes

For United States tax purposes, the Company is organized as a partnership and not subject to tax at the Company level. For financial reporting purposes, domestic and foreign components of loss before taxes were as follows:

	For the three months ended September 30		For the nine months ended September 30
	2023	2022	2023	2022
Domestic	$5,587	$(5,609)	$(10,228)	$(11,810)
Foreign	(1,284)	452	(4,140)	(1,213)
Net income (loss) before income taxes	$4,303	$(5,157)	$(14,368)	$(13,023)

A reconciliation of the provision for income taxes and income taxes using the United States federal statutory rate are as follows:

	For the three months ended September 30		For the nine months ended September 30
	2023	2022	2023	2022
Benefit for income taxes using statutory rate	$(2,038)	$1,083	$1,884	$2,735
Impact of income not subject to entity level taxes	2,306	(1,178)	(1,014)	(2,480)
Foreign rate differential	21	(19)	60	48
Permanent items	29	425	(537)	434
Changes in valuation allowances for deferred tax assets	(311)	(311)	(367)	(737)
Benefit for income taxes	$7	$—	$26	$—

The components of deferred tax assets were as follows:

	As of
	September 30, 2023	December 31, 2022
Net operating loss carry forward	$647	$465
Other	185	14
Valuation allowance	(832)	(479)
Deferred income taxes	$—	$—

A full valuation allowance was recorded to offset deferred tax assets which are related to assets in Spain where it is management’s best estimate that there is not a greater than 50 percent probability that the benefit of the assets will be realized in the associated returns. The gross tax operating loss carryforward balance was $2.6 million and $1.9 million as of September 30, 2023 and December 31, 2022, respectively, related to international jurisdictions and does not have an expiration date. The Company has not recognized a deferred tax asset on outside basis differences on equity method investments as the deferred tax asset is not expected to be recognized in the foreseeable future.

There were no income taxes paid by the Company for the three and nine months ended September 30, 2023 and 2022. The Company did not record any liabilities for uncertain tax positions as of September 30, 2023 and December 31, 2022.

10.	Commitments and contingencies

Litigation — The Company is named from time to time as a party to lawsuits and other types of legal proceedings and claims in the normal course of business. The Company accrues for contingencies when it believes that a loss is probable and that it can reasonably estimate the amount of any such loss. There were no material accruals for legal proceedings or claims as of September 30, 2023.

Indemnification — In the ordinary course of business, the Company enters into certain agreements that provide for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees, and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by the Company, or third-party intellectual property infringement claims.

These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. As of September 30, 2023, there were no known events or circumstances that have resulted in a material indemnification liability.

Commitments — The Company and its joint venture partners have committed to fund remaining outstanding construction costs as well as working capital costs of Katmandu Park, Punta Cana held in the Sierra Parima unconsolidated joint venture. As of September 30, 2023 the Company has unfunded commitments to its unconsolidated joint ventures of $4.2 million to Sierra Parima and $2.4 million (HKD 18.7 million) to Karnival. However, the Company does not currently have the liquidity to fund such amounts and the ability to do so in the future is contingent upon securing additional financing or capital raises. See Note 1 - Description of business and basis of presentation.

11.	Segment information

The Company has five operating segments, Falcon’s Creative Group, PDP, Sierra Parima, Destinations Operations and Falcon’s Beyond Brands, all of which are reportable segments. The Company’s Chief Operating Decision Makers are its Executive Chairman and Chief Executive Officer, who review financial information for purposes of making operating decisions, assessing financial performance, and allocating resources.

Reportable segments measure of profit and loss is earnings before interest, taxes, foreign exchange gain (loss) and depreciation and amortization. See Note 8 — Related party transactions for transactions between the Company’s wholly-owned businesses and unconsolidated joint ventures.

	For the three months ended September 30, 2023
	Falcon’s		Falcon’s Beyond Destinations			Falcons		Unallocated
	Creative Group		Destination Operations	PDP	Sierra Parima	Beyond Brands	Intersegment eliminations	corporate overhead	Total
Revenue	$1,267	(1)	$274	$—	$—	$1	$39	$—	$1,581
Share of gain or (loss) from equity method investments	(1,044	)(2)	84	1,527	(1,413)	—	(709)	—	(1,555)
Segment income (loss)	(4,868)		(526)	1,527	(1,413)	(2,356)	(671)	(11,216)	(19,523)
Depreciation and amortization expense									(59)
Gain on deconsolidation FCG									27,402
Impairment of intangible assets									(2,377)
Interest expense									(321)
Interest income									47
Foreign exchange transaction gain (loss)									(866)
Income tax benefit									7
Net loss									$4,310

(1)	Revenue for the period ended July 27, 2023 (prior to FCG’s deconsolidation).

(2)	The Company’s share of gain or loss from its equity method investment in FCG subsequent to deconsolidation on July 27, 2023.

	For the three months ended September 30, 2022
	Falcon’s	Falcon’s Beyond Destinations			Falcons		Unallocated
	Creative Group	Destination Operations	PDP	Sierra Parima	Beyond Brands	Intersegment eliminations	corporate overhead	Total
Revenue	$4,576	$230	$—	$—	$—	$(575)	$—	$4,231
Share of gain or (loss) from equity method investments	—	—	1,964	(263)	—	—	—	1,701
Segment income (loss)	(29)	163	1,964	(263)	(997)	(323)	(3,943)	(3,428)
Depreciation and amortization expense								(164)
Interest expense								(327)
Foreign exchange transaction gain (loss)								(1,238)
Net loss								$(5,157)

	For the nine months ended September 30, 2023
	Falcon’s	Falcon’s Beyond Destinations			Falcons		Unallocated
	Creative Group	Destination Operations	PDP	Sierra Parima	Beyond Brands	Intersegment eliminations	corporate overhead	Total
Revenue	$14,514	$380	$—	$—	$1,482	$(279)	$—	$16,097
Share of gain or (loss) from equity method investments	(1,044)	212	1,902	(4,049)	—	(711)	—	(3,690)
Segment income (loss)	(5,596)	(1,324)	1,902	(4,049)	(3,450)	(913)	(23,197)	(36,627)
Depreciation and amortization expense								(1,575)
Gain on deconsolidation FCG								27,402
Impairment of intangible assets								(2,377)
Interest expense								(887)
Interest income								92
Foreign exchange transaction gain (loss)								(396)
Income tax benefit								26
Net loss								$(14,342)

(1)	Revenue for the period ended July 27, 2023 (prior to FCG’s deconsolidation).

(2)	The Company’s share of gain or loss from its equity method investment in FCG subsequent to deconsolidation on July 27, 2023.

	For the nine months ended September 30, 2022
	Falcon’s	Falcon’s Beyond Destinations			Falcons		Unallocated
	Creative Group	Destination Operations	PDP	Sierra Parima	Beyond Brands	Intersegment eliminations	corporate overhead	Total
Revenue	$13,658	$295	$—	$—	$—	$(1,924)	$—	$12,029
Share of gain or (loss) from equity method investments	—	—	2,315	(576)	—	—	—	1,739
Segment income (loss)	1,329	(442)	2,315	(576)	(2,480)	(950)	(8,247)	(9,051)
Depreciation and amortization expense								(570)
Interest expense								(917)
Foreign exchange transaction gain (loss)								(2,485)
Net loss								$(13,023)

12.	Net loss per unit

The weighted average units outstanding for the three and nine months ended September 30, 2023 and 2022 used to determine the Company’s Net loss per unit reflects the following:

●	On June 30, 2022, the Company issued 88,653,263 units to the owners of the Company in exchange for their ownership interest in the Company.

●	During the third and fourth quarter of 2022, the Company received $38.2 million of private placement funds from Infinite Acquisitions in exchange for 3,820,900 units of the Company. In addition, on October 6, 2022, the Company entered into a Conversion Agreement with Infinite Acquisitions pursuant to which $20.0 million of the debt owed to Infinite Acquisitions was converted to 2,000,000 Company Financing Units. On April 20, 2023, the Company provided a $1.8 million private placement notice to Infinite Acquisitions in exchange for 179,100 membership units of the Company, which brought the total Subscription Agreement funding to the entire $60 million.

●	On June 22, 2023, the Company issued units to its owners in connection with a membership unit recapitalization, whereby each one unit of outstanding units was exchanged into approximately 0.577 membership units. The financial statements were retroactively adjusted for the membership unit recapitalization.

13.	Subsequent events

The Company evaluated all subsequent events through November 14, 2023, which is the date the condensed consolidated financial statements were available to be issued.

On October 4, 2023, the Company entered into a Conversion Agreement with Infinite Acquisitions pursuant to which $7.3 million of the debt owed to Infinite Acquisitions was converted to 727,500 Company Financing Units. The Company converted the following debt instruments: $3.4 million outstanding balance on the $10.0 million revolving credit arrangement, $2.1 million USD outstanding balance on the 2.5 million euro revolving credit arrangement, and $1.8 million of the outstanding balance on the $1.975 million term loan. Additionally, Infinite Acquisitions considered the $7.3 million debt conversion as funding a portion of the $20 million of anticipated funding under the Infinite Acquisitions Subscription Agreement. This Subscription Agreement was cancelled in conjunction with the Business Combination defined below. On October 4, 2023, Infinite Acquisitions irrevocably committed to fund an additional approximately $12.8 million to the Company by December 31, 2023, for a total financing from Infinite Acquisitions of $80 million.

As previously announced, Falcon’s Beyond Global, Inc., a Delaware corporation, entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of January 31, 2023, as amended by Amendment No. 1 dated June 25, 2023, Amendment No. 2 dated July 7, 2023, and Amendment No. 3 dated September 1, 2023 (the “Merger Agreement”), by and among Pubco, FAST Acquisition Corp. II, a Delaware corporation (“FAST II”), Falcon’s Beyond Global, LLC, a Florida limited liability company that has since redomesticated as a Delaware limited liability company, and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“Merger Sub”).

On October 5, 2023 FAST II merged with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub, followed by a contribution by Pubco of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) on October 6, 2023 Merger Sub merged with and into the Company (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Business Combination”), with the Company as the surviving entity of such merger. Following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the direct interests in the Company were held by Pubco and certain holders of the limited liability company units of the Company outstanding as of immediately prior to the Business Combination.

Transferred Debt of $4.8 million was exchanged for an aggregate of 475,000 shares of Pubco Series A Preferred Stock at Closing.

The Company received net cash proceeds from the Business Combination totaling $1.0 million net of FAST II transaction cost of $2.9 million paid at Closing. FAST II and Falcon’s OpCo transaction costs related to the Business Combination of $4.9 million and $14.0 million, respectively, are not yet settled and the Company expects to settle them over the next 24 months. Negotiations regarding the terms of the costs yet to be settled are still ongoing and may change materially from these amounts disclosed. Costs incurred in excess of the gross proceeds are recorded in profit or loss.

The Business Combination is accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Following the closing of the Business Combination, the Company’s Executive Chairman, Mr. Scott Demerau, together with other members of the Demerau family, continue to collectively have a controlling interest of Pubco. As the Business Combination represents a common control transaction from an accounting perspective, the Business Combination is treated similar to a reverse recapitalization. As there is no change in control, the Company has been determined to be the accounting acquirer and Pubco will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of the Company issuing stock for the net assets of Pubco, accompanied by a recapitalization. The net assets of Pubco will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of the Company.

The total number of shares of Pubco Class A Common Stock outstanding immediately following the Closing was 7,985,976; the total number of shares of Pubco Class B Common Stock outstanding immediately following the Closing was 127,596,617; the total number of shares of Pubco Series A outstanding immediately following the Closing was 656,333; and the total number of Pubco Warrants outstanding immediately following the Closing was 8,440,667.

On November 6, 2023 the 656,333 shares of Pubco Series A Preferred Stock (the “Preferred Stock”) automatically converted into shares of the Pubco Class A Common Stock. Following the automatic conversion of the Preferred Stock, there are no outstanding shares of Preferred Stock. The conversion rate is 0.90909 shares of Pubco Class A Common Stock for each Preferred Stock, resulting in an aggregate of approximately 600,000 shares of Pubco Class A Common Stock to be issued upon conversion. Cash will be paid in lieu of fractional shares of Pubco Class A Common Stock.

In connection with the automatic conversion of the Preferred Stock, the outstanding Pubco Warrants will no longer be exercisable for (i) 0.580454 shares of Pubco Class A Common Stock and (ii) 0.5 shares of Preferred Stock. Each outstanding Pubco Warrant will now be exercisable for 1.034999 shares of Pubco Class A Common Stock pursuant to the terms of the Pubco Warrants.